Exhibit 99.1
NEWS RELEASE
APPEALS COURT SIDES WITH RAMBUS IN SAMSUNG MATTER
District Court order vacated, Samsung claims to be dismissed
     LOS ALTOS, Calif. — April 29, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the Court of Appeals for the Federal Circuit (CAFC) issued a ruling vacating the order of the Federal District Court for the Eastern District of Virginia (EDVA) and instructing that Samsung’s claims against Rambus be dismissed.
     In today’s ruling, the CAFC ordered that Judge Robert E. Payne’s findings against Rambus were made without subject matter jurisdiction and thus became moot. Judge Payne’s ruling followed a resolution of the case between Rambus and Samsung of certain outstanding patent claims. After the attorney’s fees issue had been resolved, Judge Payne held that the case was “exceptional” and thus attempted to make certain factual findings against Rambus relating to alleged destruction of documents. Today’s ruling puts those claims to rest.
     “We are pleased with this decision as it ends a years-long debate and further clears the field to focus on the real issue of the ongoing patent infringement of Samsung and the other DRAM manufacturers,” said Tom Lavelle, senior vice president and general counsel for Rambus. “The case before the CAFC was very technical in nature, and we appreciate the Court’s time and diligence in working through the complexities of this matter.”
     The Federal Circuit decision on Rambus v. Samsung is extensive and available at www.cafc.uscourts.gov/opinions/06-1579.pdf.
     About Rambus Inc.
     Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.
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Contacts:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com